Exhibit 10.2

LICENSE AGREEMENT – U.S.

MICHAEL J. LURVEY

AND

ECO WASTE CONVERSION SOLUTIONS CORPORATION

August 2014

NON-EXCLUSIVE U.S. LICENSE AGREEMENT FOR TCOM TECHNOLOGY

The non-exclusive U.S. License Agreement for TCOM Technology (“Agreement”) between Michael J. Lurvey ( “Lurvey”) and the “to-be-formed entity that will become a Public Company named ECO Waste Conversion Solutions Corporation” and its future subsidiaries (hereinafter referred to as “ECO”) shall be for the use of the existing U.S. Patent No. 8328991 (“Patent”) issued December 11, 2012; any existing and future upgrades or improvements to applicable proprietary intellectual property for the Thermal Conversion of Organic Materials into Salable By-Products (“TCOM”) System; any future issued U.S. Patents related to the TCOM System; or similar system; and any “black box” software developed for the operation of the TCOM System. This Agreement shall be for a term concurrent with the term of the Patents. This Agreement shall not limit the number of TCOM Facilities that ECO shall be entitled to develop and/or own in any United States location that utilizes the TCOM System. However, it is agreed by Lurvey and ECO that ECO shall be entitled to not fewer than twenty-five licensed locations in the U.S. with an exclusive right to add additional locations beyond the twenty-five licensed locations within the county and/or Metropolitan Statistical Area in which ECO has developed a TCOM Facility, provided ECO must begin development of its first Licensed Facility within twelve (12) months of Certification of the Quantity and Quality of the conversion of Scrap Tires to commercially salable SynFuel and Activated Carbon from the Demonstration Plant located in Kapolei, Oahu. ECO acknowledges that Lurvey has previously granted one or more non-exclusive licenses to other entities for the development and operation of TCOM Facilities in the U.S. and that Lurvey’s company, Carbon Geo-Tek Consultants, Inc., has an existing operating TCOM Facility referred to as the Kapolei Plant on the island of Oahu. Lurvey further agrees that any future licenses granted to other entities will not have exclusive provisions that would preclude ECO from the development and operation of one or more TCOM Facilities in any one of the states of the U.S.

a.	License Fees – Pre-Construction of ECO Owned TCOM Facilities: ECO agrees that for each TCOM Facility that ECO, a subsidiary, or an affiliate develops and owns that Lurvey, or his designated entity, or his designated beneficiary should Lurvey become

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incapacitated or deceased, shall be paid a one-time Licensing Fee per Location in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) prior to the commencement of construction. This fee will pay for the initial expense of designing the specific equipment needed at the location for the TCOM facility. This Licensing Fee shall be paid from the initial draw of funding for the respective TCOM Facility Location following that TCOM Facility Location obtaining the required building permits for the construction of the TCOM Facility. There shall be NO limitation on the number of such Licensing Fees that shall be paid to Lurvey.

b.	License Fees – Commercial Operation of ECO Owned TCOM Facilities: ECO agrees that for each TCOM Facility that ECO, a subsidiary, or an affiliate develops and has an ownership interest in that Lurvey, or his designated entity, or his designated beneficiary should Lurvey become incapacitated or deceased, shall be paid a one-time Additional Licensing Fee per Location in the amount of Two Hundred Fifty Thousand Dollars ($250,000), with One Hundred Fifty Thousand Dollars ($150,000) of that Additional Licensing Fee payable at commencement of construction of the TCOM Facility and the remaining One Hundred Thousand Dollars of the Additional Licensing Fee payable following the completion of the first full calendar quarter of commercial operations of the TCOM Facility where “commercial operations” is defined as the operation of the TCOM Facility in a manner and with results consistent with the design capacity for the number of TCOM Processors installed. There shall be NO limitation on the number of such Additional Licensing Fees that shall be paid to Lurvey.

c.	Prepaid License Fees – ECO Owned TCOM Facility in Las Vegas: ECO Waste Conversion Solutions Corporation agrees that it will prepay One Hundred Seventy-Five Thousand Dollars ($175,000) for the evaluation and design portion of the total Three Hundred and Seventy-Five Thousand Dollars ($375,000) of License Fees for the ECO Owned TCOM Facility to be developed in Las Vegas as required by Paragraphs a. and b. above from the funding that ECO receives over the initial four months from its sale of Common Shares to the public. The payments of the above Prepaid License Fees are anticipated to be paid to Lurvey as follows:

Month One - $25,000

Month Two - $50,000

Month Three - $50,000

Month Four - $50,000

The balance of the unpaid License Fee from Paragraph b. above for ECO’s Las Vegas TCOM Facility would be paid in the month following the first full calendar quarter of

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commercial operations of the TCOM Facility in a manner and with results consistent with the design capacity for the number of TCOM Processors installed.

d.	License Fees – Non – ECO Owned TCOM Facilities: In the event that ECO desires to provide a Sub-License of the TCOM System to a third-party that is acceptable exclusively to ECO, Lurvey concurrently with the execution of the Sub-License with that third-party shall be paid a One Hundred Twenty-Five Thousand Dollars ($125,000) Sub-License Fee. The Sub-License Fee shall permit the initial and continued use of the TCOM Technology and related items to the sub-licensee. ECO shall have the right to sub-license the TCOM Technology and the other proprietary intellectual property owned by Lurvey or any successor as described in the initial paragraph of this Agreement. ECO shall have the right to negotiate additional compensation to be paid to it for the Sub-License with no obligation to share any additional compensation with Lurvey. There shall be NO limitation on the number of such Sub-License Fees that shall be paid to Lurvey.

e.	Production Royalties – ECO Owned TCOM Facilities: ECO agrees that for each TCOM Facility that it owns and develops in the U.S., Lurvey shall be paid a Production Royalty at a rate of five percent (5%) of Operating Profits from the sale of by-products produced by the TCOM System for a period of five (5) years. For the purposes of this paragraph, the term “Operating Profits” shall mean the gross collected sales revenue less the Cost of Goods Sold as defined by Generally Accepted Accounting Principles and the standard SG&A expenses otherwise known as Selling, General, and Administrative expenses. No other TCOM Facility operating costs shall be deducted in the calculation of Operating Profits. The payment of the Production Royalties from each U.S. operating subsidiary shall be paid following the end of each calendar quarter to Lurvey. The computation of the Production Royalties due Lurvey shall be a specific item that is certified annually by the independent auditors for each operating TCOM Facility.

f.	Production Royalties – Non – ECO Owned TCOM Facilities: ECO agrees that for each TCOM Facility that it sub-licenses pursuant to Paragraph d. above, that Lurvey shall be paid a Production Royalty at a rate of five percent (5%) of Operating Profits from the sale of by-products produced by the TCOM System for a period of five (5) years. For the purposes of this paragraph, the term “Operating Profits” shall mean the gross collected sales revenue less the Cost of Goods Sold as defined by Generally Accepted Accounting Principles and the standard SG&A expenses otherwise known as Selling, General, and Administrative expenses. No other TCOM Facility operating costs shall be deducted in the calculation of Operating Profits. The payment of the Production Royalties from each Non-U.S. operating subsidiary shall be paid following the end of each calendar quarter to

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Lurvey. The computation of the Production Royalties due Lurvey shall be a specific item that is certified annually by the independent auditors for the sub-licensee for each operating TCOM Facility operated by a sub-licensee of ECO.

g.	TCOM Facility Design and Equipment Acquisition Assistance: Lurvey and/ or Carbon Geo-Tek Consultants Inc., and/or any successor entity, collectively referred to as “Consultants” will continually assist in refining the design and equipment to be acquired for the operation of each and every TCOM Facility Location with the Licensee paying for any future equipment upgrades done to that particular TCOM Facility that the Licensee elects to install. The Consultants shall assist Technip USA, Inc. (“Technip”) and/or any other entity that is providing similar services to the various operating subsidiaries that will be developing the respective TCOM Facilities in the U.S. to acquire the TCOM Processing and Auxiliary equipment necessary for the efficient and cost effective operation of each TCOM Facility, and provide input as to the design of all aspects of the site and building(s) for the TCOM Facility and any related Preprocessing or Processing of Waste Feedstock. All TCOM Processing and Auxiliary Equipment will be purchased by the respective operating subsidiary with no fee or mark-up being paid to Lurvey. Further, all TCOM Processing and Auxiliary Equipment may be purchased from any manufacturer in the world based upon specifications and design input from Technip and/or any other entity, and reviewed by the Consultants.

h.	Training Requirements: Carbon Geo-Tek Consultants Inc. and/or any successor entity, and/or Michael Lurvey will train a minimum of two ECO staff members for each TCOM Facility, so that the to-be-developed TCOM Facilities can be efficiently and successfully operated as if they were operated by Lurvey.

i.	Technical Data Package: Carbon Geo-Tek Consultants Inc., Lurvey, and ECO (collectively referred to as “Parties") will agree to establish a continental U.S. location to hold a technical data package and escrowed software code (“TDP”). Assuming that there are variations that will exist between components of TCOM Systems, upgrades, etc., there should be a TDP for each unique TCOM System for each TCOM Facility for each Location. This TDP can be used by an authorized contractor, such as but not limited to the use of Technip, that will have the responsibility for the entire equipment installation and possibly the operations of a given TCOM Facility to assure all Parties that a consistent, duplicable, process for construction and parts replacement specifications accurately exists and can be utilized in case of a situation wherein either Lurvey is incapacitated, otherwise engaged so as to be unavailable, or is deceased. The Parties will also agree to provide for inclusion in the secure escrow location, a copy of the software

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source code used to operate the TCOM System, including copies of all software upgrades, for the benefit of ECO upon the need to access, modify or duplicate the software program to operate each specific licensed TCOM Facility. Title to the TDP and the software source code for a specific licensed or sub-licensed TCOM Facility shall be transferred to the entity owning the specific licensed or sub-licensed TCOM Facility when the TCOM Facility is ready for commercial production of its intended by-products.

j.	ECO’s Use of Consulting Engineering Firm: ECO, a subsidiary, or an affiliate intends to utilize Technip, or such similar entity that is providing similar services to the various operating subsidiaries of the TCOM Facilities on behalf of ECO, for the development, operation and maintenance of their TCOM Facilities upon completion of the construction phase of any new TCOM Facility. Carbon Geo-Tek Consultants Inc. and/or any successor entity, and/or Michael Lurvey will cooperate fully with the above entities to facilitate the expeditious development and commencement of commercial operations for each TCOM Facility and/or Sub-Licensed Facility.

k.	ECO Waste Conversion Solutions, LLC and ECO Waste Conversion Las Vegas, LLC: ECO Waste Conversion Solutions, LLC and ECO Waste Conversion Las Vegas are included as parties to this Agreement and are also referred to as “ECO” until replaced by the pending establishment of the new Public Company, ECO Waste Conversion Solutions Corporation.

Agreed to this day August 14, 2014 by Michael J. Lurvey, individually and as CEO of:

Carbon Geo-Tek Consultants Inc.

/s/ Michael J. Lurvey
Michael J. Lurvey	Witness
as Chief Executive Officer

Michael J. Lurvey
Witness

/s/ Michael J. Lurvey
Michael J. Lurvey, Individually

ECO Waste Conversion Solutions Corporation (a to-be-formed entity), ECO Waste Conversion Solutions, LLC, and ECO Waste Conversion Las Vegas, LLC

/s/ Jess Rae Booth
Jess Rae Booth, Chief Executive Officer

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